Jefferson Bancshares, Inc. 8-K

Exhibit 99.1

JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED MARCH 31, 2014

Morristown, Tennessee -- (April 29, 2014) – Jefferson Bancshares, Inc. (NASDAQ: JFBI), the holding company for Jefferson Federal Bank (the “Bank”), announced net income for the quarter ended March 31, 2014 of $440,000, or $0.07 per diluted share, compared to net income of $386,000, or $0.06 per diluted share, for the quarter ended March 31, 2013. For the nine months ended March 31, 2014, the Company reported net income of $1.4 million, or $0.22 per diluted share, compared to net income of $1.0 million, or $0.16 per diluted share, for the nine months ended March 31, 2013. The improvement in net income is largely the result of a lower provision for loan losses and lower noninterest expense which more than offset a decrease in net interest income and noninterest income during the quarter and nine months ended March 31, 2014.

Anderson L. Smith, President and Chief Executive Officer, commented, “Our third quarter results reflect a continuation of positive trends in several key areas. Notwithstanding acquisition related expenses totaling $226,000, net income increased 14.0% to $440,000 for the quarter ended March 31, 2014. Although the extended low interest rate environment continues to pressure asset yields, we have been successful in lowering funding costs to offset decreases in asset yields. We are encouraged by the gradual improvement in loan demand in our market. Net loans grew to $342.3 million, reflecting an increase of $21.0 million during the nine months ended March 31, 2014. Asset quality continues to improve as evidenced by the ratio of non-performing assets as a percent of total assets totaling 2.49% at March 31, 2014 compared to 3.81% at June 30, 2013 and 3.98% at March 31, 2013.”

Net interest income remained relatively unchanged at $4.0 million for the quarter ended March 31, 2014 compared to the same period in 2013. The net interest margin was 3.67% for the quarter ended March 31, 2014 compared to 3.63% for the same period in 2013. The yield on interest-earning assets declined by 9 basis points compared to the same period in 2013, as the current low interest rate environment has continued to negatively impact asset yields. The cost of interest-bearing liabilities decreased 14 basis points due primarily to lower rate paid on FHLB advances. For the nine months ended March 31, 2014, net interest income decreased $251,000, or 2.0%, to $12.0 million compared to $12.3 million for the nine months ended March 31, 2013, while the net interest margin remained steady at 3.63% compared to the same period in 2013.

Noninterest income decreased $61,000, or 11.0% to $493,000 for the quarter ended March 31, 2014 and decreased $266,000, or 14.8%, to $1.5 million for the nine months ended March 31, 2014 compared to the same periods in 2013. Mortgage origination fee income decreased $66,000 and $263,000, respectively, for the three and nine month periods ended March 31, 2014 compared to the same periods in 2013 due to a decline in refinance originations.

Noninterest expense remained relatively unchanged at $3.8 million for the quarter ended March 31, 2014 compared to the same period in 2013. Noninterest expense for the three months ended March 31, 2014 included acquisition related expenses totaling $226,000. Noninterest expense for the nine months ended March 31, 2014 decreased $376,000, or 3.2%, to $11.5 million compared to the same period in 2013 due primarily to a decrease in expenses related to foreclosed property totaling $378,000 and a decrease in deposit insurance premiums totaling $191,000 more than offsetting acquisition related expenses totaling $244,000.

At March 31, 2014, total assets were $506.8 million compared to $503.0 million at June 30, 2013. Net loans increased $21.0 million, or 6.5%, to $342.3 million at March 31, 2014, compared to $321.3 million at June 30, 2013 due to an increase in loan demand. Total deposits decreased $15.7 million to $384.0 million at March 31, 2014 compared to $399.6 million at June 30, 2013. Certificates of deposit comprised 36.0% of total deposits at March 31, 2014 compared to 37.1% of total deposits at June 30, 2013. The average cost of interest-bearing deposits for the three-month period ended March 31, 2014 was 0.37% compared to 0.41% for the corresponding period in 2013.

The Bank continues to be well-capitalized under regulatory requirements. At March 31, 2014, the Bank's total risk-based, Tier 1 risk-based, and Tier 1 leverage capital ratios were 14.28%, 13.21%, and 9.81%, respectively, compared to 14.18%, 12.93%, and 9.21%, respectively, at June 30, 2013.  At March 31, 2014, the Company had 6,595,301 common shares outstanding with a book value of $8.25 per common share.

Nonperforming assets totaled $12.6 million, or 2.49% of total assets, at March 31, 2014, compared to $19.2 million, or 3.81% of total assets, at June 30, 2013. Nonaccrual loans totaled $6.8 million at March 31, 2014 compared to $12.8 million at June 30, 2013. Nonaccrual loans with a current payment status represented approximately 48.0% of total nonaccrual loans at March 31, 2014. Foreclosed real estate totaled $4.9 million at March 31, 2014 compared to $5.4 million at June 30, 2013. Net charge-offs for the three months ended March 31, 2014 were $54,000, or 0.06% of average loans annualized, compared to $259,000, or 0.29% of average loans annualized, for the quarter ended March 31, 2013. The allowance for loan losses was $3.9 million, or 1.13% of total loans, at March 31, 2014 compared to $5.7 million, or 1.73% of total loans, at June 30, 2013. There was no provision for loan losses recorded for the quarter ended March 31, 2014, compared to a $200,000 provision for the quarter ended March 31, 2013. The decrease in the provision for loan losses is the result of continued improvement in asset quality.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee. Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee. The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.” More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Jefferson Bancshares, Inc.

Anderson L. Smith, President and Chief Executive Officer 423-586-8421

Jane P. Hutton, Chief Financial Officer 423-586-8421

JEFFERSON BANCSHARES, INC.

	At	At
	March 31, 2014	June 30, 2013
	(Dollars in thousands)

Financial Condition Data:
Total assets	$506,806	$503,028
Loans receivable, net	342,303	321,299
Cash and cash equivalents, and
interest-bearing deposits	20,888	24,514
Investment securities	88,008	96,024
Deposits	383,974	399,642
Repurchase agreements	593	551
FHLB advances	59,899	37,626
Subordinated debentures	7,442	7,358
Stockholders' equity	$54,398	$53,025

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)

Operating Data:
Interest income	$4,621	$4,781	$13,959	$14,681
Interest expense	605	751	1,915	2,386
Net interest income	4,016	4,030	12,044	12,295
Provision for loan losses	-	200	-	800
Net interest income after
provision for loan losses	4,016	3,830	12,044	11,495
Noninterest income	493	554	1,534	1,800
Noninterest expense	3,841	3,845	11,545	11,921
Earnings before income taxes	668	539	2,033	1,374
Total income taxes	228	153	651	345
Net earnings	$440	$386	$1,382	$1,029

Share Data:
Earnings per share, basic	$0.07	$0.06	$0.22	$0.16
Earnings per share, diluted	$0.07	$0.06	$0.22	$0.16
Book value per common share	$8.25	$8.11	$8.25	$8.11
Weighted average shares:
Basic	6,311,614	6,292,214	6,284,605	6,271,036
Diluted	6,311,614	6,292,214	6,284,605	6,271,036

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
	(Dollars in thousands)		(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$3,973	$5,702	$5,660	$5,852
Provision for loan losses	—	200	—	800
Recoveries	4	27	204	427
Charge-offs	(58)	(259)	(1,945)	(1,409)
Net Charge-offs	(54)	(232)	(1,741)	(982)
Allowance at end of period	$3,919	$5,670	$3,919	$5,670

Net charge-offs to average outstanding
loans during the period, annualized	0.06%	0.29%	0.70%	0.41%

JEFFERSON BANCSHARES, INC.

	At	At	At
	March 31, 2014	June 30, 2013	March 31, 2013
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$6,827	$12,796	$12,937
Nonperforming investments	872	942	719
Real estate owned	4,928	5,433	6,489
Other nonperforming assets	—	—	—

Total nonperforming assets	$12,627	$19,171	$20,145

	Nine Months Ended	Year Ended	Nine Months Ended
	March 31, 2014	June 30, 2013	March 31, 2013

Performance Ratios:
Return on average assets	0.37%	0.31%	0.27%
Return on average equity	3.42%	2.97%	2.56%
Interest rate spread	3.55%	3.55%	3.54%
Net interest margin	3.63%	3.64%	3.63%
Efficiency ratio	85.03%	84.16%	84.45%
Average interest-earning assets to
average interest-bearing liabilities	112.98%	112.76%	112.66%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total loans	1.13%	1.73%	1.79%
Allowance for loan losses as a
percent of nonperforming loans	57.40%	44.23%	43.83%
Nonperforming loans as a percent
of total loans	1.97%	3.91%	4.07%
Nonperforming assets as a percent
of total assets	2.49%	3.81%	3.98%